EXHIBIT 99.1

News Release: IMMEDIATE RELEASE

For further information, contact:

Suzie Singer, Corporate Communications:	812.376.1917

IRWIN FINANCIAL CORPORATION ANNOUNCES

CHANGE IN BOARD OF DIRECTORS AND FOURTH QUARTER DIVIDEND

(Columbus, IN, November 29, 2006) Irwin Financial Corporation (NYSE:IFC) today announced that Tim Solso, a Director since 1993, will be leaving the Irwin Financial Corporation Board of Directors effective December 31, 2006. Solso is Chairman and CEO of Cummins, Inc. (NYSE: CMI).

Solso is stepping down to resolve potential governance issues created by his and Irwin Chairman and CEO Will Miller's service on each other's Board of Directors. Mr. Miller will continue to serve on the Cummins Board of Directors. The Governance Committee of the Irwin Board of Directors is actively seeking a replacement to serve the remainder of Mr. Solso's term which expires in 2008.

"I have enjoyed my time on the IFC Board. The culture and talents within this company have enabled its success and growth." Solso continued, "During my 13 years on the Board, I have seen the company grow from a $900 million Indiana-centric bank holding company to a $6 billion organization with operations throughout Canada and the United States. I am pleased to have been associated with such an outstanding organization."

Will Miller noted, "Tim's insight and guidance has been invaluable for the Board and for senior management. He has been an important contributor to our growth and development. His leadership and wisdom will be missed."

Additionally, the Corporation announced a dividend of $0.11 per share to be paid on December 29, 2006, to all shareholders of record on December 15, 2006. The dividend rate is a $0.01 per share or 10 percent increase as compared with the dividend paid in the same quarter a year earlier.

Irwin® Financial Corporation (http://www.irwinfinancial.com) is a bank holding company with a history tracing to 1871. The Corporation, through its principal lines of business provides a broad range of financial services to consumers and small businesses in selected markets in the United States and Canada.